Exhibit 99.1

NEWS RELEASE

100 Bayview Circle, Suite 6000

Newport Beach, CA 92660-8915

(949) 255-8700

Contact:	Bernard J. Pitz
Chief Financial Officer
Phone: (949) 255-8700

SYBRON DENTAL SPECIALTIES, INC. NAMES DANIEL EVEN

EXECUTIVE VICE PRESIDENT-GLOBAL OPERATIONS

Newport Beach, CA (January 9, 2006): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of a broad range of value-added products for the professional dental market and the specialty markets of orthodontics, endodontics, and implantology, today announced that it has appointed Daniel Even to the newly created position of Executive Vice President-Global Operations. In his new role, Mr. Even will be responsible for the day-to-day operations of Sybron, including executing on the Company’s strategic initiatives, overseeing its worldwide marketing, sales, and manufacturing operations, creating operational efficiencies, and achieving the Company’s financial and operational goals.

Mr. Even has worked for Sybron Dental Specialties for more than 25 years, and has led the Company’s Specialty Products group since 1993. During his tenure in the Specialty Products group, Mr. Even has helped lead Sybron to the leading market position in orthodontics and directed the Company’s expansion into the orthodontic laboratory, endodontic and dental implant businesses. The Specialty Products group has more than $300 million in annual sales and approximately 2,000 employees. Mr. Even has a Bachelor of Science degree in Economics from the University of California, Davis and an MBA from California State Polytechnic University, Pomona.

“The continuing growth and diversification of Sybron warrants the addition of the new position to our organizational structure, and we are fortunate that our deep and talented management team allows us to fill the position internally,” said Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties. “In his career at Sybron, Dan has demonstrated exceptional leadership ability and delivered outstanding results directing sales, marketing, manufacturing, product development, and acquisition initiatives. He has been a major factor in developing and executing on strategies that have produced consistent earnings growth and improvement in our asset utilization, and we expect that his expanded role will help us in our efforts to continue that track record. Our new organizational structure will also allow me to devote more time to strategic priorities, including our mergers and acquisitions program.”

“Having spent more than 25 years at Sybron, I have tremendous pride in what we have accomplished and I am very pleased to have the opportunity to make an even greater contribution to the Company,” said Mr. Even. “Sybron intends to continue executing on the strategies that have served us well over the past several years. I look forward to working with the other members of the management team to capitalize on our strong growth opportunities and continuing to strengthen the Sybron franchise in the years to come.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those dealing with the Company’s expected earnings growth, improvement in asset utilization, sales growth opportunities and its mergers and acquisitions program are based on the Company’s current expectations. Our actual results may differ materially from those currently expected due to a number of factors, including the level of demand for the Company’s products; regulatory compliance; currency exchange rate fluctuations; distributor inventory adjustments; the intensity of competition; and other factors affecting the Company’s business prospects discussed in filings made by the Company, from time to time, with the SEC including the factors discussed in the “Cautionary Factors” section in Item 7 of the Company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of both a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, and a variety of infection prevention products for use by the dental and medical professions.

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